SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.    )

SERVICENOW, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

81762P102

(CUSIP Number)

12/31/12

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

(Continued on following pages)

Page 1 of 16 Pages

CUSIP NO. 81762P102	13 G	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P. (“SCGF IV”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589567
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,948,252
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,948,252
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,948,252
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 81762P102	13 G	Page 3 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P. (“SCGF IV PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0619227
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 996,092
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 996,092
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 996,092
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 81762P102	13 G	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON SCGF IV MANAGEMENT, L.P. (“SCGF IV MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589559
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

23,944,344 shares of which 22,948,252 shares are directly held by SCGF IV and 996,092 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

23,944,344 shares of which 22,948,252 shares are directly held by SCGF IV and 996,092 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,944,344
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 81762P102	13 G	Page 5 of 16 Pages

1	NAME OF REPORTING PERSON SCGF GENPAR, LTD. (“SCGF GP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0603717
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 23,944,344 shares of which 22,948,252 shares are directly held by SCGF IV and 996,092 shares are directly held by SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 23,944,344 shares of which 22,948,252 shares are directly held by SCGF IV and 996,092 shares are directly held by SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,944,344
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 81762P102	13 G	Page 6 of 16 Pages

1	NAME OF REPORTING PERSON SC US GF V HOLDINGS, LTD. (“SCGF V HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1019224
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 337,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 337,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 337,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 81762P102	13 G	Page 7 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SCGF V”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017204
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 337,500 shares, all of which are held directly by SCGF V HOLD.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 337,500 shares, all of which are held directly by SCGF V HOLD.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 337,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 81762P102	13 G	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. (“SCGF V PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017231
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 337,500 shares, all of which are held directly by SCGF V HOLD.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 337,500 shares, all of which are held directly by SCGF V HOLD.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 337,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 81762P102	13 G	Page 9 of 16 Pages

1	NAME OF REPORTING PERSON SCGF V MANAGEMENT, L.P. (“SCGF V MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017014
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

337,500 shares, all of which are held directly by SCGF V HOLD. SCGF V MGMT is the General Partner of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

337,500 shares, all of which are held directly by SCGF V HOLD. SCGF V MGMT is the General Partner of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 337,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 81762P102	13 G	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON SC GF V TT, LTD. (“SC GF V TT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1016997
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

337,500 shares, all of which are held directly by SCGF V HOLD. SC GF V TT is the General Partner of SCGF V MGMT, which is the General Partner of each of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

337,500 shares, all of which are held directly by SCGF V HOLD. SC GF V TT is the General Partner of SCGF V MGMT, which is the General Partner of each of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 337,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 81762P102	13 G	Page 11 of 16 Pages

ITEM 1.

(a)	Name of Issuer: ServiceNow, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

                                                            4810 Eastgate Mall

                                                            San Diego, CA 92121

ITEM 2.

(a)	Name of Persons Filing:
Sequoia Capital U.S. Growth Fund IV, L.P.
Sequoia Capital USGF Principals Fund IV, L.P.
SCGF IV Management, L.P.
SCGF GenPar, Ltd.
SC US GF V Holdings, Ltd.
Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.
SCGF V Management, L.P.
SC GF V TT, Ltd.

SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT. SC GF V TT is the General Partner of SCGF V MGMT. SCGF V MGMT is the General Partner of each of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

Citizenship:

SCGF IV MGMT, SCGF IV, SCGF IV PF, SCGF GP, SC GF V TT, SCGF V MGMT, SCGF V HOLD, SCGF V, SCGF V PF: Cayman Islands

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 81762P102

CUSIP NO. 81762P102	13 G	Page 12 of 16 Pages

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 81762P102	13 G	Page 13 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2013

Sequoia Capital U.S. Growth Fund IV, L.P.

Sequoia Capital USGF Principals Fund IV, L.P.

By: SCGF IV Management, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By: SCGF GenPar, Ltd
A Cayman Islands limited liability company
Its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management, L.P.

A Cayman Islands exempted limited partnership

By: SCGF GenPar, Ltd
A Cayman Islands limited liability company
Its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF GenPar, Ltd

A Cayman Islands limited liability company

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP NO. 81762P102	13 G	Page 14 of 16 Pages

SC US GF V Holdings, Ltd.

a Cayman Islands exempted company

By:	Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P. both Cayman Islands exempted limited partnerships, its Members

By:	SCGF V Management, L.P., a Cayman Islands exempted limited partnership, General Partner of each

By: SC GF V TT, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P. both Cayman Islands exempted limited partnerships

By:	SCGF V Management, L.P., a Cayman Islands exempted limited partnership, General Partner of each

By: SC GF V TT, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P., a Cayman Islands exempted limited partnership

By: SC GF V TT, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC GF V TT, Ltd., a Cayman Islands exempted company

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP NO. 81762P102	13 G	Page 15 of 16 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of ServiceNow, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 13, 2013

Sequoia Capital U.S. Growth Fund IV, L.P.

Sequoia Capital USGF Principals Fund IV, L.P.

By: SCGF IV Management, L.P. A Cayman Islands exempted limited partnership General Partner of Each

By: SCGF GenPar, Ltd A Cayman Islands limited liability company Its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management, L.P. A Cayman Islands exempted limited partnership

By: SCGF GenPar, Ltd A Cayman Islands limited liability company Its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF GenPar, Ltd A Cayman Islands limited liability company

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP NO. 81762P102	13 G	Page 16 of 16 Pages

SC US GF V Holdings, Ltd.

a Cayman Islands exempted company

By:	Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P. both Cayman Islands exempted limited partnerships, its Members

By:	SCGF V Management, L.P., a Cayman Islands exempted limited partnership, General Partner of each

By:	SC GF V TT, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Growth Fund V, L.P. Sequoia Capital USGF Principals Fund V, L.P. both Cayman Islands exempted limited partnerships

By:	SCGF V Management, L.P., a Cayman Islands exempted limited partnership, General Partner of each

By: SC GF V TT, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P., a Cayman Islands exempted limited partnership

By:	SC GF V TT, Ltd., a Cayman Islands exempted company, its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC GF V TT, Ltd., a Cayman Islands exempted company

By:	/s/ Douglas Leone
Douglas Leone, Managing Director